AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER

     AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER (this “Amendment”), entered into as of July 30, 2007, by and among the Foundation Holdings, Inc., a Delaware corporation (“Parent”), Foundation Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Ceridian Corporation, a Delaware corporation (the “Company”).

W I T N E S S E T H :

     WHEREAS, Parent, Merger Sub, and the Company entered into that certain Agreement and Plan of Merger, dated as of May 30, 2007 (the “Merger Agreement”), pursuant to which, subject to the conditions in the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company surviving such merger as a wholly owned subsidiary of Parent; and

     WHEREAS, Parent, Merger Sub, and the Company have agreed to amend the Merger Agreement as provided herein;

     WHEREAS, the Company Shareholder Approval (as defined in the Merger Agreement) has not yet been received; and

     WHEREAS, Section 8.11 of the Merger Agreement provides in relevant part that the parties thereto may amend any provision of the Merger Agreement prior to the receipt of the Company Shareholder Approval.

     NOW, THEREFORE, in consideration of the foregoing premises and the agreements and conditions contained herein, for good and valuable consideration, and intending to be legally bound hereby, Parent, Merger Sub, and the Company agree as follows:

     Section 1.        Definitions.  Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement.

     Section 2.        Amendments to the Merger Agreement.

     (a)       Section 5.3(g) is hereby amended by deleting the reference to “66 2/3%” therein and replacing the same with the following:

     “40%.”

     (b)       Section 6.1(d) is hereby amended by adding the following sentence after the last sentence of such section:

     “Notwithstanding any provision of this Agreement to the contrary, Parent shall have the power and authority to waive, on behalf of all parties to this Agreement, the condition set forth in this Section 6.1(d).”

     (c)       Section 7.1(h) is hereby deleted in its entirety and replaced with the following:

     “(h)      by Parent, prior to the Company Shareholder Approval, if the Board of Directors of the Company has failed to make the Recommendation in the Proxy Statement, or has effected a Change of Recommendation; provided, however, that Parent may not terminate this Agreement pursuant to this Section 7.1(h) as a result of a Change of Recommendation (or as a result of a failure to make the Recommendation in the Proxy Statement following a Change of Recommendation) if such Change of Recommendation occurs and is publicly announced within ten (10) days after the election of a Board of Directors (at one or more shareholders meetings) resulting in a majority of the Board of Directors of the Company being comprised of persons who were not nominated by the Board of Directors of the Company in office immediately prior to such election;”

     (d)       Section 7.1(j) is hereby deleted in its entirety and replaced with the following:

     “(j)      By Parent if any Rights (as defined in the Rights Agreement) shall have been exercised to purchase Series A Junior Participating Preferred Stock of the Company or Company Common Stock.”

     Section 3.        Miscellaneous.

     (a)       No Implied Amendments. Except as specifically set forth in this Amendment, the Agreement shall remain in full force and effect and shall not be deemed to have been amended by this Amendment.

     (b)       Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties.

     (c)       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

[Remainder of Page Left Intentionally Blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

FOUNDATION HOLDINGS, INC.

By: /s/ Brent B. Bickett
Name: Brent B. Bickett
Title: Co-President

By: /s/ Scott Jaeckel
Name: Scott Jaeckel
Title: Co-President

FOUNDATION MERGER SUB, INC.

By: /s/ Brent B. Bickett
Name: Brent B. Bickett
Title: Co-President

By: /s/ Scott Jaeckel
Name: Scott Jaeckel
Title: Co-President

CERIDIAN CORPORATION

By: /s/ Kathryn V. Marinello
Name: Kathryn V. Marinello
Title: President & CEO

[SIGNATURE PAGE TO AMENDMENT TO MERGER AGREEMENT]